Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Bill Davis
Public Affairs Manager
(678) 728-2018

SEROLOGICALS CORPORATION AGREES TO ACQUIRE LINCO

Solidifies Serologicals as a Leader in Multiplexing Marketplace

ATLANTA, GA – March 23, 2006 – Serologicals Corporation (NASDAQ: SERO) announced today a definitive agreement to acquire LINCO, a privately owned life sciences company focused on supplying research assays and test kits for the Luminex-based Multiplexing platform and other immunoassays. Based in St. Louis, Missouri, LINCO consists of two companies – LINCO Research Inc. (LRI) and LINCO Diagnostic Services, Inc. (LDS). LRI is a life sciences provider of Multiplex, ELISA and RIA immunoassay products and technologies, while LDS provides bioanalytical contract services supporting research and new pharmaceutical drug development.

The combination of these companies strengthens Serologicals’ Luminex-based Multiplexing portfolio, which is part of our Research business segment. With Upstate’s focus on cell signaling and LINCO’s strengths in the detection of secreted proteins, including a leadership position in endocrinology and metabolic diseases, Serologicals will offer the largest portfolio of Luminex-based Multiplexing products and services to better serve customer needs. Further, the acquisition enables Serologicals to address the metabolic disease research market, a rapidly growing segment, given its relevance to the aging baby boomer population.

“We are excited about today’s announcement that brings the LINCO companies, capabilities and resources into our company,” said David A. Dodd, President and CEO of Serologicals. “We anticipate that this acquisition will strengthen the Research segment’s financial profile as LINCO offers strong double-digit revenue growth and greater than 60% gross margins. Given Upstate and LINCO’s complementary product portfolios, Serologicals will be well positioned to better meet customers’ needs. With dedicated new product development and commercial operations efforts, we believe the combination of these two companies will result in an enviable position in the Luminex-based Multiplexing market.”

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“LINCO, as a part of Serologicals, offers a unique merger opportunity,” remarked Ronald Gingerich, Founder, Chairman and Chief Executive Officer of LINCO. “In addition to the complementary fit of our products, we believe our core capability in kit development combined with Serologicals best practices in new product development will result in an impressive company offering superior, high quality products to our customers. This productivity will be matched with Serologicals’ dedicated sales force, ultimately resulting in greater penetration into the life science marketplace and better service to our customers.”

LINCO forecasts over $22.0 million in 2006 full year revenues. Under the terms of the agreement, Serologicals will pay $64.5 million in cash for the business plus an additional $10.3 million for the land and buildings currently occupied by the unit. Serologicals expects the acquisition will be consummated in April 2006, pending expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The acquisition of LINCO is expected to be accretive for Serologicals in fiscal year 2006 with a $0.03 to $0.04 positive impact on pro forma earnings per share for the nine month period.

Privately owned, LINCO is headquartered in St. Louis, Missouri. With 109 employees, LINCO has established a strong position in the Luminex based Multiplexing market primarily due to its high quality reputation of offering immunoassay reagents, kits and services in the endocrinology and metabolic diseases field.

Serologicals will host a conference call on Friday, March 24, 2006 at 9:00 a.m. (Eastern Time) to discuss this transaction. To participate in the call, dial (800) 573- 4752 (domestic) or (617) 224-4324 (international), confirmation code: 37319244. The call will be web cast through Serologicals’ website at www.serologicals.com or www.StreetEvents.com. If you are unable to participate in the call or do not have access to the internet, a 15-day playback will start at 11:00 a.m. (Eastern Time) on Friday, March 24, 2006. To listen to the playback, please call (888) 286-8010 (domestic) or (617) 801-6888 (international), confirmation code: 95497656

Serologicals Corporation (NASDAQ: SERO), headquartered in Atlanta, GA., is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery, and the bioprocessing of life-enhancing products. Our customers include researchers at major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, Serologicals is the world’s leading provider of monoclonal antibodies for the blood typing industry.

Serologicals employs a total of approximately 1,000 people worldwide in three Serologicals’ companies: Chemicon International, headquartered in Temecula, California, Upstate Group, LLC, headquartered in Charlottesville, Virginia and Celliance Corporation, headquartered in Atlanta, Georgia.

For more information, please visit our website: www.serologicals.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words or phrases such as “should result,” “are expected to,” “we anticipate,” “we estimate,” “we project” or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, without limitation, our expectations regarding accretion and our expectations regarding LINCO’s fiscal year 2006 revenue. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and Serologicals undertakes no obligation to update these statements based on events that may occur after the date of this press release

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